Exhibit 99.1

PRESS RELEASE CONTACT: Liz Shows Odyssey Marine Exploration, Inc. (813) 876-1776 x 2335 lshows@shipwreck.net

Odyssey Marine Exploration Executes Agreement with the Maritime Heritage Foundation for Admiral Balchin’s HMS Victory Shipwreck

Tampa, FL – February 2, 2012 – Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX), a pioneer in the field of deep-ocean shipwreck exploration and archaeology, has executed an agreement with the Maritime Heritage Foundation for the financing, archaeological survey and excavation, conservation and exhibit of HMS Victory (1744) and artifacts from the shipwreck site. HMS Victory was a British First Rate Warship that sank during a storm in 1744 while under the command of Admiral Sir John Balchin.

In 2008, Odyssey discovered HMS Victory and is salvor-in-possession of the wreck. After a period of joint consultation between the UK Ministry of Defence and the UK Department for Culture, Media and Sport, and a public consultation period, the remains of HMS Victory were transferred to the Maritime Heritage Foundation in January 2012. The Foundation, a charity established to locate shipwrecks, investigate, recover and preserve artifacts to the highest archaeological standards and to promote knowledge and understanding of Britain’s maritime heritage, has now assumed responsibility for the future management of the wreck site.

“We are honored to work with the Maritime Heritage Foundation on the Victory project, an important piece of British naval heritage. Since our discovery of HMS Victory, we’ve continued to monitor the site and have sadly noted significant changes to the site including four ton cannon that have been dragged and damaged, as well as the illicit recovery of a cannon by another salvor, signs that the idea of preserving the site in situ is clearly not practical,” said Greg Stemm, Odyssey CEO. “We plan a phased approach which will include an initial non-disturbance survey and expect to begin the archaeological excavation as soon as practical.”

“We hope that this site will give us a unique insight into the world of the mid-eighteenth century Royal Navy,” stated Sir Robert Balchin, the Chairman of the Maritime Heritage Foundation. “We are very concerned that natural erosion, damage from fishing vessels and illegal looting may endanger the wreck and therefore we have planned an archaeological survey that will record the site before it deteriorates further. Odyssey Marine Exploration has proved its expertise and we are looking forward to working with them to protect the maritime heritage associated with Balchin’s Victory.”

Pursuant to the executed agreement Odyssey has produced an extensive project design for the archaeological excavation of the site, including a complete plan for recording, documentation, conservation, publication and public education. Once the project plan is approved by the Foundation, fieldwork is expected to begin in early 2012, depending on weather conditions and equipment availability.

The agreement calls for Odyssey’s project costs to be reimbursed and for Odyssey to be paid a percentage of the recovered artifacts’ fair value. The preferred option is for Odyssey to be compensated in cash. However, if the Foundation determines, based on the principles adopted for its own collection management and curation policy, that it is in its best interest to de-accession certain artifacts, the Foundation may choose to compensate Odyssey with artifacts in lieu of cash.

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Odyssey will receive the equivalent of 80% of the fair value of artifacts which were primarily used in trade or commerce or were private property and bear no direct connection to the construction, navigation, defense or crew of the ship, such as coins or other cargo.

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Odyssey will receive the equivalent of 50% of the fair value of all other objects typically associated with the construction, crewing and sailing of ships including, but not limited to, the ship’s hull, fittings, fasteners, construction elements, clothing, organic remains, foodstuffs, cooking utensils, pottery, weapons, ammunition, ground tackle and navigational equipment.

•	For any private property including coins or other cargo administered through the Receiver of Wreck, the Foundation has agreed that Odyssey shall receive 80% of the value.

A Private Curatorship Program will be established for certain artifacts from the site considered by the Foundation to be suitable for de-accession to prevent their irretrievable dispersal and to allow ongoing scientific study.

About The Maritime Heritage Foundation

The Maritime Heritage Foundation is a charitable trust established to locate shipwrecks, investigate, recover and preserve artifacts to the highest archaeological standards, and to promote knowledge and understanding of Britain’s maritime heritage. The Foundation has been entrusted, by the UK Ministry of Defence, the shipwreck site of HMS Victory, which sank off the coast of southwest England in 1744 while serving as the flagship of Admiral Sir John Balchin. The Foundation seeks to prevent damage to this historically important site and to maximize its archaeological, scientific and educational value and envisions an archaeological excavation of the site, the conservation, exhibition and study of the artefacts recovered, as well as the development of programs to educate a new generation about maritime history. The Chairman of the Trust is Sir Robert Balchin who is a kinsman of Admiral Sir John Balchin. The Maritime Heritage Foundation is a Charity Registered in England no 1141244.

About HMS Victory (lost 1744)

HMS Victory, commanded by Admiral Sir John Balchin, was considered the greatest ship in the world when she disappeared. Built with three decks and elaborately decorated open stern galleries and armed with up to 110 guns Victory was the last Royal Navy warship to be lost at sea with a complete complement of bronze cannon. Her final voyage began in July 1744, when a fleet was dispatched under the command of Sir John, one of Britain’s most revered admirals, and she sank on 5 October 1744.

Theories about the demise of the Victory began to circulate almost immediately. When wreckage marked with the name Victory washed ashore on the coasts of Alderney, Guernsey and Jersey, it was assumed the ship went down off the Channel Islands. The prevailing belief was that the warship had struck the Casquets, a group of rocky islets northwest of Alderney, infamously known as the “graveyard of the English Channel.” The tragic loss of Victory has long puzzled scholars and although the remains were never located, the blame for the ship’s loss was placed on poor navigation by the Captain. The Alderney lighthouse keeper was subjected to a court martial for allegedly failing to keep the lights on between 1 and 5 October, 1744. For nearly 300 years, the wreck site has been searched for fruitlessly, until in 2008, Odyssey Marine Exploration discovered the wreckage, ending one of Britain’s most perplexing naval mysteries. The discovery put to rest questions about where the Victory sank, for it was found nearly 60 miles west of the Casquets and thus exonerated the officers as well as the Alderney lighthouse keeper.

About the Archaeological Survey of HMS Victory

Fieldwork will be conducted in accordance with an approved project design, and the work is anticipated to begin in early 2012 depending on weather conditions and equipment availability. The fieldwork will seek to answer various unresolved historical questions through a non-disturbance survey including:

•	Did the massive three-decked, 53 meter-long warship sink due to poor construction using inferior wood?

•	How well are the ship’s hull and original interior spaces (archaeological contexts) preserved?

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How do the artifacts reflect the differing social hierarchy and cultural tastes of life at sea for the 1,100-person crew (the ‘upstairs-downstairs’ effect studied by comparing wooden mess bowls with more costly ceramics; clothing accessories, such as buttons and watches)

•	What was the real extent of Victory’s firepower, based on an examination of the warship’s unique bronze cannon (listed as up to 100 guns)?

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) is engaged in deep-ocean exploration using innovative methods and state-of-the-art technology. The Company is a world leader in shipwreck exploration, conducting extensive search and archaeological recovery operations on deep-ocean shipwrecks around the world. Odyssey also has a minority ownership stake in Neptune Minerals, a company focused on discovering and commercializing high-value mineral deposits from the ocean floor. Odyssey also provides contracting services, including proprietary deep-ocean expertise and equipment, to governments and companies around the world.

Odyssey recently located the shipwreck of the SS Gairsoppa, which sank in 1941 carrying a reported cargo of up to seven million ounces of silver and the SS Mantola, which sank in 1917 with a reported 600,000 ounces of silver. The Company also discovered the Civil War-era shipwreck of the SS Republic® in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, Odyssey announced the historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial-era site code-named “Black Swan.” In February 2009, Odyssey announced the discovery of Balchin’s HMS Victory. Odyssey also has other shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, television, merchandise, educational programs and virtual museum located at www.odysseysvirtualmuseum.com. Odyssey’s shipwreck operations are the subject of a Discovery Channel television series titled “Treasure Quest,” produced by JWM Productions. The 12-episode first season aired worldwide in 2009. Following previous successful engagements in New Orleans, Tampa, Detroit, Oklahoma City, Charlotte, Baltimore, Sarasota, and San Antonio, Odyssey’s SHIPWRECK! exhibit will open at the Mid American Science Museum on February 14, 2012. For details on Odyssey’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the Securities and Exchange Commission.

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